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As filed with the Securities and Exchange Commission on February 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	38-3041398
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9690 DEERECO ROAD, SUITE 100 TIMONIUM, MARYLAND 21093 (410) 427-1700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C. TAYLOR PICKETT
CHIEF EXECUTIVE OFFICER
OMEGA HEALTHCARE INVESTORS, INC.
9690 DEERECO ROAD, SUITE 100
TIMONIUM, MARYLAND 21093
(410) 427-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
Peter Lorenzen, Esq. William T. Cavanaugh, Jr., Esq. Munsch Hardt Kopf & Harr, P.C. 1455 Ross Avenue, Suite 4000 Dallas, Texas 75202 (214) 855-7500	Richard H. Miller, Esq. Eliot W. Robinson, Esq. Powell, Goldstein, Frazer & Murphy LLP Sixteenth Floor 191 Peachtree Street, N.E. Atlanta, Georgia 30303 (404) 572-6600

        Approximate date of commencement of proposed sale to the public:    From time to time or at one time after the effective date of this registration statement as determined by the selling stockholder.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.10 par value	18,118,246	$10.50(1)	$190,241,583(1)	$24,104

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average high and low sale prices of the registrant's common stock as reported on the New York Stock Exchange on February 6, 2004.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2004

PROSPECTUS

18,118,246 Shares
OMEGA HEALTHCARE INVESTORS, INC.
Common Stock

        This prospectus relates to the resale of up to 18,118,246 shares of our common stock which may be offered from time to time by the selling stockholder, Explorer Holdings, L.P.

        On February 10, 2004, the last reported sales price of our common stock on the New York Stock Exchange was $10.70 per share. Our common stock is traded on the New York Stock Exchange under the symbol "OHI."

        The selling stockholder may also offer additional shares of common stock acquired as a result of stock splits, stock dividends or similar transactions.

        We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. Shares of common stock may be sold from time to time in various types of transactions, including on the New York Stock Exchange, in the over-the-counter market, and in privately negotiated transactions. For additional information on methods of sale, you should refer to the section entitled "Plan of Distribution" on page 35.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 7 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February    , 2004.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

Available Information	1
Incorporation Of Certain Information By Reference	1
Omega Healthcare Investors, Inc.	3
Explorer Relationship And Related Transactions	3
Recent Developments	4
Risk Factors	7
Cautionary Language Regarding Forward-Looking Statements	17
Use Of Proceeds	17
Description Of Capital Stock	18
Certain Federal Income Tax Considerations	22
Selling Stockholder	34
Plan Of Distribution	35
Legal Matters	37
Experts	37

ii

AVAILABLE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

        We have filed with the SEC a registration statement on Form S-3 to register the shares offered by this prospectus. This prospectus is a part of the registration statement. This prospectus does not include all of the information contained in the registration statement. For further information about us and the securities offered in this prospectus, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public reference facility.

        Unless the context requires otherwise, the words "Omega," "we," "company," "us" and "our" refer to Omega Healthcare Investors, Inc. and its majority-owned subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

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  our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 3, 2003;

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  our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003, filed on May 9, 2003;

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  our Current Report on Form 8-K, filed on June 24, 2003;

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  our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2003, filed on July 31, 2003;

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  our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, filed on November 10, 2003;

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  our Current Report on Form 8-K, filed on January 27, 2004;

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  our two Current Reports on Form 8-K, filed on February 5, 2004; and

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  our Current Report on Form 8-K, filed on February 10, 2004.

        All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093
Attn: Robert O. Stephenson
(410) 427-1700

OMEGA HEALTHCARE INVESTORS, INC.

        We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

        As of December 31, 2003, our portfolio of domestic investments consisted of 211 healthcare facilities, located in 28 states and operated by 39 third-party operators. Our gross investments in these facilities, net of impairments and before reserve for uncollectible loans, totaled $812.3 million. This portfolio is made up of:

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  152 long-term healthcare facilities and 2 rehabilitation hospitals owned and leased to third parties;

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  fixed rate mortgages on 51 long-term healthcare facilities; and

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  6 long-term healthcare facilities that were recovered from customers and are currently closed.

        In addition, we also held miscellaneous investments of approximately $29.8 million at December 31, 2003.

        Our principal executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in the documents on file with the Securities and Exchange Commission and incorporated by reference in this prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

EXPLORER RELATIONSHIP AND RELATED TRANSACTIONS

        On February 5, 2004, we entered into a Repurchase and Conversion Agreement with our largest stockholder, Explorer Holdings, L.P., or Explorer, pursuant to which Explorer granted us an option to repurchase up to 700,000 shares of Series C preferred stock at $145.92 per share (or $9.12 per share of common stock on an as converted basis), provided we purchased a minimum of $100 million on or prior to February 27, 2004. Upon exercise of the repurchase option, Explorer also agreed to convert all of its remaining shares of Series C preferred stock into shares of our common stock. At the time Explorer entered into the Repurchase and Conversation Agreement, Explorer held all of our outstanding Series C preferred stock, which had an aggregate liquidation preference of $104,842,000, and was convertible at the holder's option into our common stock at a conversion price of $6.25 per share.

        On February 10, 2004, we sold in a registered direct placement 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock at $25 per share to a number of institutional investors and other purchasers for net proceeds, after fees and expenses, of approximately $114.9 million. Our Series D preferred stock is approved for listing on the New York Stock Exchange commencing February 12, 2004 under the symbol "OHI PrD." Following the closing of the Series D preferred stock offering, we used approximately $102.1 million of the net proceeds to repurchase 700,000 shares of Series C preferred stock from Explorer pursuant to the repurchase option. In connection with the transaction, Explorer converted its remaining 348,420 shares of Series C preferred stock into 5,574,720 shares of common stock. We are using the balance of the net proceeds of the offering for general corporate purposes, which may include repaying existing indebtedness, redeeming Series A preferred shares or funding new investments.

        As a result of the offering of Series D preferred stock, the application of the proceeds received from the offering to fund the exercise of our repurchase option, and the conversion of the remaining Series C preferred stock into shares of our common stock:

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  No Series C preferred stock is outstanding, and we plan to re-classify the remaining authorized shares of Series C preferred stock as authorized but unissued preferred stock, without designation as to class;

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  4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock, with an aggregate liquidation preference of $118,487,500, have been issued; and

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  Explorer holds, as of the date of this prospectus, 18,118,246 shares of our common stock, representing approximately 41.5% of our outstanding common stock. Under the stockholders agreement between Explorer and the company, Explorer will continue to be entitled to designate four of our ten directors.

        On February 5, 2004, we received a request from Explorer pursuant to its registration rights agreement with us requesting that we prepare and file with the SEC a registration statement registering Explorer's shares of our common stock on a shelf basis permitting sales from time to time as determined by Explorer. Accordingly, we have filed a registration statement with the SEC, of which this prospectus is a part, registering Explorer's shares of common stock.

RECENT DEVELOPMENTS

Dividends

        On January 21, 2004, our board of directors increased the quarterly dividend on our common stock to $0.17 per common share, representing a 13% increase over the previous quarterly dividend on common stock.

Fourth Quarter 2003 Earnings

        On January 29, 2004, we reported our results for the quarter ended December 31, 2003, including revenues of $20.8 million, income before gain on assets sold of $8 million, income from continuing operations of $7.2 million, and net income available to common of $154,000. With respect to balance sheet data, we reported total investments of $707.6 million, $3.1 million in cash and cash equivalents, and $725.1 million in total assets, all as of December 31, 2003. In addition, as of December 31, 2003, we had $177.1 million of borrowings outstanding under our revolving lines of credit and $103.5 million of unsecured debt and other long-term borrowings.

Portfolio Developments

        On December 1, 2003, we re-leased one former Sun Healthcare Group, Inc., or Sun, skilled nursing facility, located in California and representing 59 beds, to a new operator, which lease has a 10-year term at an initial annual lease rate of $0.12 million.

        Effective January 1, 2004, we re-leased five skilled nursing facilities to an existing operator under a new master lease, which has a 5-year term and an initial annual lease rate of $0.75 million. Four former Sun skilled nursing facilities, three located in Illinois and one located in Indiana and representing an aggregate of 449 beds, were part of the transaction. The fifth skilled nursing facility in the transaction, located in Illinois and representing 128 beds, was the last remaining owned and operated facility in our portfolio.

        On January 26, 2004, we signed a non-binding term sheet representing an agreement in principle with Sun regarding 51 properties we own that are leased to various affiliates of Sun. Under the arrangement contemplated by the non-binding term sheet, Sun would continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties. One property in the State of Washington, formerly operated by a Sun affiliate, has already been closed and the lease relating to that property will be terminated. With respect to the remaining 20 facilities, 15 have already been transitioned to new operators and five are in the process of being transferred to new operators.

        The non-binding term sheet contemplates execution and delivery of a new master lease with the following general terms:

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  Term: Through December 31, 2013.

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  Base Rent: Commencing February 1, 2004, monthly base rent would be $1,560,190, subject to annual increases not to exceed 2.5% per year.

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  Deferred Base Rent: $7,761,000 would be deferred and shall bear interest at a floating rate with a floor of 6% per year. That interest would accrue but would not be payable to us through January 3, 2008. Interest thereafter accruing would be paid monthly. We are releasing all other claims for base rent which otherwise would be due under the current leases.

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  Conversion of Deferred Base Rent: Omega would have the right at any time to convert the deferred base rent into 800,000 shares of Sun's common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to Omega. If the value of the common stock exceeds 140% of the deferred base rent, Sun can require Omega to convert the deferred base rent into Sun's common stock.

        The terms described above are subject to the negotiation and execution of definitive documents satisfactory to us and Sun.

        On November 7, 2003, we re-leased two skilled nursing facilities formerly leased by Claremont Healthcare Holdings, Inc., or Claremont, located in Ohio and representing 270 beds, to a new operator under a Master Lease, which has a 10-year term and has an initial annual rent of $1.2 million.

        Effective December 1, 2003, we sold one former Claremont skilled nursing facility, located in Illinois and representing 150 beds, for $9.0 million. We received net proceeds of approximately $5.9 million in cash and a $3.0 million, 5-year, 10.5% secured note for the balance. This transaction results in a non-cash, non-funds from operations accounting loss of approximately $3.8 million, which was recorded in the fourth quarter of 2003.

        We continue our ongoing restructuring discussions with Claremont regarding the five facilities Claremont currently leases from us. Claremont failed to pay base rent due during the fourth quarter of 2003 in the amount of $1.5 million. During the fourth quarter of 2003, we applied security deposits in the amount of $1.0 million to pay Claremont's rent payments and we demanded that Claremont restore the $1.5 million security deposit. As of the date of this prospectus, we have no additional security deposits with Claremont. We are recognizing revenue from Claremont on a cash-basis as it is received.

        On December 4, 2003, we sold our investment in Principal Healthcare Finance Trust realizing proceeds of approximately $1.6 million, net of closing costs, resulting in an accounting gain of approximately $0.1 million. Also in December, we sold one closed facility located in Massachusetts, realizing proceeds of approximately $0.5 million, net of closing costs, resulting in an accounting gain of approximately $0.1 million.

Credit Facilities

        Acquisition Line of Credit.    Effective December 31, 2003, one of our wholly owned subsidiaries entered into a 4-year, $50 million revolving acquisition line of credit arranged by GE Healthcare Financial Services. The line of credit renews annually and is secured by first liens on potential new facilities as the same are acquired or otherwise by assignments of mortgages made on the new acquisitions. The interest rate on borrowings under the acquisition line of credit is the London Interbank Offered Rate plus 3.75% with a 6% floor and is identical to the interest rate on our existing credit facility that was also arranged by GE Healthcare Financial Services. Additional fees equal to

50 basis points on the amount advanced will be payable at the time of an advance. There were no borrowings under this acquisition line of credit as of December 31, 2003.

        Credit Facility.    In June 2003, we provided a guaranty of the obligations of our various subsidiaries that are the borrowers under a loan agreement with General Electric Capital Corporation ("GECC"), on its own behalf and as agent for certain other banks who are participating in the credit facility under the loan agreement. Our guaranty contains various affirmative and negative covenants typical for such transactions including a limitation on the amount of dividends that we can pay that is equal to 95% of our "Funds from Operations" as defined in the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002.

        In connection with our repurchase of a portion of Explorer's Series C preferred stock, our results for the first quarter of 2004 will include a non-recurring reduction in net income attributable to common stockholders of approximately $40 million. This amount reflects the sum of (i) the difference between the deemed redemption price of $145.92 per share of our Series C preferred stock and the carrying amount of $100 per share of Series C preferred stock multiplied by the number of shares of Series C preferred stock repurchased upon exercise of our option to repurchase shares of Series C preferred stock and (ii) the cost associated with the original issuance of our Series C preferred stock that was previously classified as additional paid in capital, pro rated for the repurchase. On July 31, 2003, the SEC issued its interpretation of FASB-EITF Issue D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." Under the SEC's interpretation relating to the redemption of preferred stock, the difference between the carrying amount of the shares and the redemption price must be recorded as a reduction in net income attributable to common stockholders. The SEC's interpretation also included a statement that, upon conversion or redemption, all costs associated with the original issuance of such preferred stock should be recorded as a reduction of net income attributable to common stockholders. Therefore, both of these non-recurring charges will reduce our earnings per share and funds from operations. GECC and certain of the other banks participating in our credit facility have confirmed that this non-recurring reduction in net income attributable to common stockholders will not be included in the calculation pursuant to our guaranty of the maximum amount of dividends that we can pay.

Impact of Discontinued Operations on Prior Period Results

        On February 5, 2004, we filed a Current Report on Form 8-K to update our historical financial statements in accordance with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," regarding assets disposed during the period from January 1, 2003 to September 30, 2003 and SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." During the first nine months of 2003, we sold certain properties, and in compliance with SFAS 144, have reported revenue, expenses and gain or (loss) on sale from these properties as income (loss) from discontinued operations for each period presented in our quarterly reports filed since the date of the sales (including the comparable period of the prior year). Under SEC requirements the same reclassification as discontinued operations required by SFAS 144 following the sale of properties is required for previously issued annual financial statements for each of the three years shown in our last annual report on Form 10-K, if those financials are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, such as this prospectus. These reclassifications resulting from asset dispositions have no effect on our reported net income available to common stockholders or balance sheet.

Series D Preferred Stock Offering and Repurchase of Series C Preferred Stock from Explorer

        On February 10, 2004, we sold 4,739,500 shares of our 8.375% Series D cumulative redeemable preferred stock at $25 per share. Of the net proceeds of approximately $114.9 million, we used approximately $102.1 million to repurchase 700,000 shares of our Series C preferred stock owned by Explorer. See "Explorer Relationship and Related Transactions."

RISK FACTORS

        Investment in our common stock involves various risks. In addition to the other information in this prospectus and other documents that are incorporated by reference into this prospectus, you should consider carefully the following risk factors before deciding to invest in our common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. In such case, you may lose all or part of your original investment.

RISKS RELATED TO THE OPERATORS OF OUR FACILITIES

        Our financial position could be weakened and our ability to pay dividends could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our facilities or make mortgage loans on economically favorable terms. These adverse developments could arise due to a number of factors, including those listed below.

The bankruptcy, insolvency or financial deterioration of our operators could delay our ability to collect unpaid rents or require us to find new operators for rejected facilities.

        We are exposed to the risk that our operators may not be able to meet their obligations, which may result in their bankruptcy or insolvency. Although our leases and loans provide us the right to terminate an investment, evict an operator, demand immediate repayment and other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to restrict our ability to collect unpaid rent and interest during the bankruptcy proceeding.

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  Leases.    If one of our lessees seeks bankruptcy protection, the lessee can either assume or reject the lease. Generally, the operator is required to make rent payments to us during its bankruptcy until it rejects the lease. If the lessee assumes the lease, the court cannot change the rental amount or any other lease provision that could financially impact us. However, if the lessee rejects the lease, the facility would be returned to us. In that event, if we were able to re-lease the facility to a new operator only on unfavorable terms or after a significant delay, we could lose some or all of the associated revenue from that facility for an extended period of time.

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  Mortgage Loans.    If an operator defaults under one of our mortgage loans, we may have to foreclose on the mortgage or protect our interest by acquiring title to a property and thereafter making substantial improvements or repairs in order to maximize the facility's investment potential. Operators may contest enforcement of foreclosure or other remedies, seek bankruptcy protection against an enforcement and/or bring claims for lender liability in response to actions to enforce mortgage obligations. If an operator seeks bankruptcy protection, the automatic stay of the federal bankruptcy law would preclude us from enforcing foreclosure or other remedies against the operator unless relief is obtained from the court. High "loan to value" ratios or declines in the value of the facility may prevent us from realizing an amount equal to our mortgage loan upon foreclosure.

        The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the replacement of the operator licensed to manage the facility. In some instances, we may take possession of a property that exposes us to successor liabilities. These events, if they were to occur, could reduce our revenue and operating cash flow.

        Our lease arrangements with operators who operate more than one of our facilities are generally made pursuant to a single master lease covering all of that operator's facilities leased from us.

Although each lease or master lease provides that we may terminate the master lease upon the bankruptcy or insolvency of the tenant, the Bankruptcy Reform Act of 1978 provides that a trustee in a bankruptcy or reorganization proceeding under the Bankruptcy Act, or a debtor-in-possession in a reorganization, has the power and the option to assume or reject the unexpired lease obligations of a debtor-lessee. In the event that the unexpired lease is assumed on behalf of the debtor-lessee, all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. However, the court also has the power to modify a lease if a debtor-lessee in a reorganization were required to perform certain provisions of a lease that the court determined to be unduly burdensome. It is not possible to determine at this time whether or not any of our leases or master leases contain any such provisions. If a lease is rejected, the lessor has a general unsecured claim limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of such lease, not to exceed three years.

Operators that fail to comply with governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may be unable to meet their obligations to us.

        Our operators are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on our operators' costs of doing business and the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect their ability to meet their obligations to us. In particular:

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  Medicare and Medicaid.    A significant portion of our skilled nursing facility operators' revenue is derived from governmentally-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification and accreditation in these programs would result in a loss of funding from such programs. Moreover, federal and state governments have adopted and continue to consider various reform proposals to control health care costs. In recent years, there have been fundamental changes in the Medicare program that have resulted in reduced levels of payment for a substantial portion of health care services. In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. In addition, reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. Governmental concern regarding health care costs and their budgetary impact may result in significant reductions in payments to health care facilities, and future reimbursement rates for either governmental or private payors may not be sufficient to cover cost increases in providing services to patients. Loss of certification or accreditation or any changes in reimbursement policies that reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could cause the revenues of our operators to decline, potentially jeopardizing their ability to meet their obligations to us. In that event, our revenues from those facilities could be reduced, which could in turn cause the value of our affected properties to decline.

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  Licensing and Certification.    Our operators and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure would prevent a facility from operating or result in a suspension of reimbursement payments until all licensure issues have been resolved and the necessary licenses obtained or reinstated. Our skilled nursing facilities require governmental approval, in the form of a certificate of need that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. Some of our facilities may be unable to satisfy current and future certificate of need requirements and may for this reason be unable to continue operating in the future. In such event, our revenues from those facilities could be reduced or eliminated for an extended period of time.

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  Fraud and Abuse Regulations.    There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 and the Balanced Budget Act of 1997 expanded the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid programs. Furthermore, the Office of Inspector General of the U.S. Department of Health and Human Services, in cooperation with other federal and state agencies, continues to focus on the activities of skilled nursing facilities in certain states in which we have properties. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Because of these incentives, these so-called "whistleblower" suits have become more frequent. The violation of any of these regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator's ability to make lease or mortgage payments to us or to continue operating its facility.

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  Legislative and Regulatory Developments.    Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. The Medicare Prescription Drug, Improvement and Modernization Act of 2003, P.Law 108-173, which is one example of such legislation, was enacted in late 2003. The Medicare reimbursement changes for the long term care industry under this Act are limited to a temporary increase in the per diem amount paid to skilled nursing facilities for residents who have AIDS. The significant expansion of other benefits for Medicare beneficiaries under this Act, such as the expanded prescription drug benefit, could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes with impacts for our operators. Other proposals under consideration include efforts by individual states to control costs by decreasing state Medicaid reimbursements, a federal "Patient Protection Act" to protect consumers in managed care plans, efforts to improve quality of care and reduce medical errors throughout the health care industry and hospital cost-containment initiatives by public and private payors. We cannot accurately predict whether any proposals will be adopted or, if adopted, what effect, if any, these proposals would have on operators and, thus, our business.

        Regulatory proposals and rules are released on an ongoing basis that may have major impact on the healthcare system generally and the skilled nursing and long-term care industries in particular. For Medicare, the Centers for Medicare and Medicaid Services ("CMS") issued on January 30, 2004 its proposed annual update to the long-term care hospital prospective payment system as well as other related changes. The proposed update, which would take effect for payments made between July 1, 2004 and June 30, 2005, would increase Medicare rates by 2.9% over the fiscal year 2004 rates. This proposal could be changed before implementation. In the January 30, 2004 proposed rule, CMS also proposed to make other technical changes with potential reimbursement implications. For example, CMS proposed to adjust the threshold for outlier payments, raising the fixed-loss amount to $21,864 (up from $19,590 in fiscal year 2004). This change would increase the costs a long-term care hospital must bear on its own before the Medicare program shares the financial burden of a patient generating extraordinarily high costs.

Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their lease and mortgage payments to us.

        As is typical in the health care industry, our operators are often subject to claims that their services have resulted in resident injury or other adverse effects. Many of these operators have experienced an increasing trend in the frequency and severity of Professional Liability and General Liability insurance, or PL/GL, claims and litigation asserted against them. The insurance coverage maintained by our operators may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from PL/GL claims and/or litigation may not, in certain cases, be available to operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator's financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages, or if an operator is subject to an uninsurable government enforcement action, the operator could be exposed to substantial additional liabilities.

Increased competition as well as increased operating costs has resulted in lower revenues for some of our operators and may affect the ability of our tenants to meet their payment obligations to us.

        The healthcare industry is highly competitive and we expect that it may become more competitive in the future. Our operators are competing with numerous other companies providing similar health care services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. We cannot be certain the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and therefore affect their ability to pay their lease or mortgage payments.

        The market for qualified nurses, healthcare professionals and other key personnel is highly competitive and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our operators could affect their ability to pay their lease or mortgage payments. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.

RISKS RELATED TO US AND OUR OPERATIONS

        In addition to the operator related risks discussed above, there are a number of risks directly associated with us and our operations.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

        In order to qualify as a REIT under the Internal Revenue Code, or the Code, we are required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments. As a result, we may rely on external sources of capital. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business, or to meet our obligations and commitments as they mature, which could negatively affect the ratings of our debt and even, in extreme circumstances, affect our ability to continue operations. Our access to capital depends upon a number of factors over which we have little or no control, including general market conditions and the market's perception of our growth potential and our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. Generally speaking, difficult capital market conditions in our industry during the past several years and our need to stabilize our portfolio have limited our access to capital. Our potential capital sources include, but are not limited to:

        Equity Financing.    As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time including:

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  the extent of investor interest;

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  the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our financial performance and that of our operators;

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  the contents of analyst reports about us and the REIT industry;

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  general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

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  our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which in turn depends upon increased revenues from additional investments and rental increases; and

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  other factors such as governmental regulatory action and changes in REIT tax laws.

        The market value of the equity securities of a REIT is generally based upon the market's perception of the REIT's growth potential and its current and potential future earnings and cash distributions. Our failure to meet the market's expectation with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock and reduce the value of your investment.

        Debt Financing/Leverage.    Financing for future investments and our maturing commitments may be provided by borrowings under our bank line of credit, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. Our degree of leverage could have important consequences to stockholders, including affecting our investment grade ratings, affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

Two of the operators of our facilities each account for more than 10% of our revenues.

        Based on existing contractual rent and lease payments and non-binding agreements in principle regarding the restructuring of certain existing investments, we expect Advocat, Inc. ("Advocat") and Sun to each account for over 10% of our revenues, with Sun expected to account for slightly over 20% of our revenues for 2004. The failure or inability of either of these operators to pay their obligations to us could materially reduce our revenues and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline. For additional information, see "Recent Developments."

Unforeseen costs associated with the acquisition of new properties could reduce our profitability.

        Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, or newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide funding to enable healthcare operators to build, expand or renovate facilities on our properties and the project is not completed, we could be forced to become involved in the development to ensure completion or we could lose the property. These costs may negatively affect our results of operations.

We may not be able to sell certain closed facilities for their book value.

        From time to time we close facilities and actively market such facilities for sale. To the extent we are unable to sell these properties for our book value, we may be required to take an impairment charge or loss on the sale, either of which would reduce our net income.

Our substantial indebtedness could adversely affect our financial condition.

        We have substantial indebtedness and we may increase our indebtedness in the future. Our level of indebtedness could have important consequences to our stockholders. For example, it could:

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  limit our ability to satisfy our obligations with respect to holders of our capital stock;

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  make us more vulnerable to economic downturns;

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  potentially limit our ability to withstand competitive pressures if as a result of a decline in our rating agency ratings our cost of capital increases as compared to our competitors' cost of capital reducing the spread on our investments; and

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  impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

Explorer has the ability to substantially influence control of our company.

        As of the date of this prospectus, Explorer owns approximately 41.5% of our voting stock through its ownership of approximately 18.1 million shares of common stock.

        As a result of our purchase from Explorer of 700,000 shares of our Series C preferred stock at $145.92 per share and Explorer's conversion of all of its remaining 348,420 shares of Series C preferred stock into approximately 5.6 million shares of common stock, Explorer's ownership of our voting stock decreased from approximately 53.5% to approximately 41.5%. See "Explorer Relationship and Related Transactions." While Explorer owns less than a majority of our outstanding voting securities, Explorer still is our largest stockholder and still controls such a large portion of our voting power that Explorer's effective control will not be significantly diminished unless it sells additional shares. Under our stockholders agreement with Explorer, Explorer is entitled to designate a number of our directors proportionate to Explorer's beneficial ownership of our voting securities, and proportionate representation on committees of our board of directors, subject to applicable law and the rules of New York Stock Exchange and the SEC. As a result, Explorer continues to be in a position to substantially influence the management and affairs of our company. Explorer has sufficient voting power to substantially influence the vote on all matters submitted to our stockholders, including transactions involving an actual or potential change in our control. This could prevent transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. The interests of Explorer may not coincide with the interests of other holders of our common stock.

Our real estate investments are relatively illiquid.

        Real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Healthcare facilities that participate in Medicare or Medicaid must meet extensive program requirements, including physical plant and operational requirements, which are revised from time to time. Such requirements may include a duty to admit Medicare and Medicaid patients, limiting the ability of the facility to increase its private pay census beyond certain limits. Medicare and Medicaid facilities are regularly inspected to determine compliance, and may be excluded from the programs—in some cases without a prior hearing—for failure to meet program requirements. Transfers of operations of nursing homes and other healthcare-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee or mortgagor becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

As an owner or lender with respect to real property, we may be exposed to possible environmental liabilities.

        Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender, such as us, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property, and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenues.

        Although our leases and mortgage loans require the lessee and the mortgagor to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such mortgagor or lessee would be able to fulfill its indemnification obligations.

The industry in which we operate is highly competitive. This competition may prevent us from raising prices at the same pace as our costs increase.

        We compete for additional healthcare facility investments with other healthcare investors, including other REITs. The operators of the facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price. If our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher interest rates.

We are named as defendants in litigation arising out of PL/GL claims relating to our previously owned and operated facilities which if decided against us, could adversely affect our financial condition.

        We and several of our wholly-owned subsidiaries have been named as defendants in PL/GL claims related to our owned and operated facilities. Other third-party managers responsible for the day-to-day operations of these facilities have also been named as defendants in these claims. In these suits, patients of certain previously owned and operated facilities have alleged significant damages, including punitive damages, against the defendants. The lawsuits are in various stages of discovery and we are unable to predict the likely outcome at this time. We continue to vigorously defend these claims and pursue all rights we may have against the managers of the facilities, under the terms of the management agreements. We have insured these matters, subject to self-insured retentions of various amounts. There can be no assurance that we will be successful in our defense of these matters or in asserting our claims against various managers of the subject facilities or that the amount of any settlement or judgment will be substantially covered by insurance or that any punitive damages will be covered by insurance.

We are subject to significant anti-takeover provisions.

        In addition to the potential anti-takeover effects resulting from Explorer's significant investment in our company, our articles of incorporation and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. Our board of directors also has the authority to issue additional shares of preferred stock and to fix the preferences, rights and limitations of the preferred stock without stockholder approval. We have also adopted a stockholders rights plan which provides for share purchase rights to become exercisable at a discount if a person or group, other than Explorer and its affiliates, acquires more than 9.9% of our common stock or announces a tender offer for more than 9.9% of our common stock. These provisions could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities.

We may change our investment strategies and policies and capital structure.

        Our board of directors, without the approval of our stockholders, may alter our investment strategies and policies if it determines in the future that a change is in our and our stockholders' best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

If we fail to maintain our REIT status, we will be subject to federal income tax on our taxable income at regular corporate rates.

        We were organized to qualify for taxation as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code. We believe we have conducted, and we intend to continue to conduct, our operations so as to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements, some on an annual and some on a quarterly basis, established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gain. We cannot assure you that we will at all times satisfy these rules and tests.

        If we were to fail to qualify as a REIT in any taxable year, as a result of a determination that we failed to meet the annual distribution requirement or otherwise, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings and cash flow available for investment, debt service or distribution to stockholders because of our additional tax liability for the years involved. In addition, distributions to stockholders would no longer be required to be made.

RISKS RELATED TO OUR COMMON STOCK

The market value of our common stock could be substantially affected by various factors.

        The share price of our common stock will depend on many factors, which may change from time to time, including:

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  the market for similar securities issued by REITs;

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  changes in estimates by analysts;

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  our ability to meet analysts' estimates;

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  general economic and financial market conditions; and

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  our financial condition, performance and prospects.

Our issuance of additional capital stock, warrants or debt securities, whether or not convertible, may reduce the market price for our shares.

        We cannot predict the effect, if any, that future sales of our capital stock, warrants or debt securities, or the availability of our securities for future sale, will have on the market price of our shares, including our common stock. Sales of substantial amounts of our common stock or preferred shares, warrants or debt securities convertible into or exercisable or exchangeable for common stock in the public market or the perception that such sales might occur could reduce the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. As of the date of this prospectus, Explorer owns approximately 18.1 million shares of our common stock, which represents approximately 41.5% of our common stock. Pursuant to the terms of our registration rights agreement with Explorer, we are required to register Explorer's shares on a "shelf" basis permitting sales from time to time as determined by Explorer. See "Explorer Relationship and Related Transactions."

        In addition, we may issue additional capital stock in the future to raise capital or as a result of the following:

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  The issuance and exercise of options to purchase our common stock. As of December 31, 2003, we had outstanding options to acquire approximately 2.3 million shares of our common stock. In addition, we may in the future issue additional options or other securities convertible into or exercisable for our common stock under our 2000 Stock Incentive Plan, as amended, or other remuneration plans. We may also issue options or convertible securities to our employees in lieu of cash bonuses or to our directors in lieu of director's fees.

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  The issuance of debt securities exchangeable for our common stock.

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  The exercise of warrants we may issue in the future.

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  Lenders sometimes ask for warrants or other rights to acquire shares in connection with providing financing. We cannot assure you that our lenders will not request such rights.

Legislative or regulatory action could adversely affect purchasers of our common stock.

        In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our common stock. Changes are likely to continue to occur in the future, and we cannot assure you that any of these changes will not adversely affect your taxation as a holder of our common stock. Any of these changes could have an adverse effect on an investment in our common stock or on market value or resale potential. You are urged to consult with your own tax advisor with respect to the impact that recent legislation may have on your investment and the status of legislative regulatory or administrative developments and proposals and their potential effect.

Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders still generally will be subject to less combined federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the shares of REITs in general or on the value of our common stock in particular, either in terms of price or relative to other investments.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed in this prospectus, including factors disclosed under "Risk Factors" beginning on page 7 of this prospectus. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

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  uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

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  the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages, and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors' obligations;

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  our ability to sell closed assets on a timely basis and at terms that allow us to realize the carrying value of these assets;

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  our ability to negotiate appropriate modifications to the terms of our credit facilities;

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  our ability to manage, re-lease, or sell any owned and operated facilities;

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  the availability and cost of capital;

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  competition in the financing of healthcare facilities;

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  regulatory and other changes in the healthcare sector;

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  the effect of economic and market conditions generally and, particularly, in the healthcare industry;

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  changes in interest rates;

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  the amount and yield of any additional investments;

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  changes in tax laws and regulations affecting real estate investment trusts; and

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  changes in the ratings of our debt and preferred securities.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

        As of February 11, 2004, our authorized capital stock currently consists of 100,000,000 shares of our common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 2,300,000 are designated as Series A preferred stock, 2,000,000 are designated as Series B preferred stock, 960,500 are currently designated as Series C preferred stock, and 4,739,500 are designated as Series D preferred stock. Since none of our Series C preferred stock remains outstanding (see "Explorer Relationship and Related Transactions"), we plan to re-classify the remaining 960,500 authorized shares of Series C preferred stock as preferred stock without designation as to series. As of February 11, 2004, we had 43,602,664 shares of our common stock, 2,300,000 shares of our Series A preferred stock, 2,000,000 shares of our Series B preferred stock, no shares of our Series C preferred stock, and 4,739,500 shares of our Series D preferred stock issued and outstanding. Our common stock, Series A preferred stock and Series B preferred stock are listed on the New York Stock Exchange, and our Series D preferred stock is approved for listing on the New York Stock Exchange commencing February 12, 2004.

        All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol "OHI."

        The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock. The description of certain provisions of the preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the company's articles of incorporation, as amended, and the board of directors' resolution or articles supplementary relating to each series of the preferred stock.

        Under the articles of incorporation and upon re-classification of Series C preferred stock, the board of directors of the company is authorized without further stockholder action to provide for the issuance of up to an additional 960,500 shares of preferred stock of the company, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the board of directors of the company. The company has outstanding as of February 11, 2004, 2,300,000 shares of its 9.25% Series A cumulative preferred stock, 2,000,000 shares of its 8.625% Series B cumulative preferred stock and 4,739,500 shares of its 8.375% Series D cumulative redeemable preferred stock.

        The board of directors' resolution or articles supplementary relating to each particular series of the preferred stock offered will establish specific terms for each series, including:

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  the designation and stated value per share of such preferred stock and the number of shares offered;

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  the amount of liquidation preference per share;

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  the initial public offering price at which such preferred stock will be issued;

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  the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

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  any redemption or sinking fund provisions;

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  any conversion rights; and

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  any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

        The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in the board of directors' resolution or articles supplementary relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of the company's general creditors.

        EquiServe Trust Company, N.A. is the transfer agent and registrar of the common stock and preferred stock.

Redemption and Business Combination Provisions

        If our board of directors is, at any time and in good faith, of the opinion that actual or constructive ownership of at least 9.9% or more of the vote or value of our outstanding capital stock has or may become concentrated in the hands of one owner, our board of directors will have the power:

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  by means deemed equitable by it, to call for the purchase from any of our stockholders a number of voting or non-voting shares sufficient, in the opinion of our board of directors, to maintain or bring the actual or constructive ownership of such owner to a level of no more than 9.9% of the vote or value of our outstanding capital stock, as the case may be; and

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  to refuse to transfer or issue the voting or non-voting shares of our capital stock to any person whose acquisition of such shares would, in the opinion of our board of directors, result in the actual or constructive ownership by that person of more than 9.9% of the vote or value of our outstanding capital stock, as the case may be.

Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the vote or value of our outstanding capital stock will be deemed void ab initio and the intended transferee will be deemed never to have had an interest therein. Subject to the rights of the preferred stock described below, the purchase price for any shares of our capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our board of directors in accordance with the provisions of applicable law. The purchase price for shares of Series A preferred stock, Series B preferred stock and Series D preferred stock will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price will, in the case of the Series A preferred stock and Series B preferred stock, be equal to the redemption price of such shares of Series A preferred stock and Series B preferred stock, respectively, and, in the case of the Series D preferred stock, the purchase price will be equal to the liquidation preference of such shares of Series D preferred stock. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase will cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

        Our articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a related person, be approved by the affirmative vote of at least 80% of our outstanding voting shares.

        A "business combination" is defined in the articles of incorporation as:

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  any merger or consolidation of our company with or into a related person;

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  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "substantial part," as defined below, of our assets including, without limitation, any voting securities of a subsidiary to a related person;

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  any merger or consolidation of a related person with or into our company;

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  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to our company;

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  the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our company to a related person; and

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  any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

        The term "substantial part" is defined as more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

        The 80% voting requirement described above will not be applicable if (i) our board of directors has unanimously approved in advance the acquisition of our stock that caused a related person to become a related person, or (ii) the business combination is solely between us and a wholly owned subsidiary. Our board of directors unanimously approved in advance Explorer's acquisition of our Series C preferred stock, which made Explorer a related person to us. Therefore, the 80% voting requirement is inapplicable to Explorer.

        Under the terms of our articles of incorporation, as amended, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year.

        The foregoing provisions of the articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of our outstanding voting shares.

        The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors' authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in the articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

        The foregoing summary of certain provisions of the articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Stockholder Rights Plan

        On May 12, 1999, our board of directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of our company to offer a fair price to all of our stockholders. The rights plan will not interfere with any merger, acquisition or business combination that our board of directors finds is in our best interest and the best interests of our stockholders.

        In connection with the adoption of the stockholder rights plan, our board of directors declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The stockholder protection rights will not become exercisable unless a person acquires 10% or more of our common stock, or begins a tender offer that would result in the person owning 10% or more of our common stock. At that time, each stockholder protection right would entitle each stockholder other than the person who triggered the rights plan to purchase either our common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of our company. We amended the stockholder rights plan to exempt Explorer and any of its transferees that become a party to the stockholders' agreement we have with Explorer from being deemed an acquiring person for purposes of the plan.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Consequences of an Investment in the Common Stock

        The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our common stock and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person's particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.

        The following discussion relating to an investment in our securities was based on consultations with Powell, Goldstein, Frazer & Murphy LLP, our special counsel. In the opinion of Powell, Goldstein, Frazer & Murphy LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Powell, Goldstein, Frazer & Murphy LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

Taxation of Omega

        General.    We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 1992. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

        The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        In the opinion of Powell, Goldstein, Frazer & Murphy LLP, which opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Powell, Goldstein, Frazer & Murphy LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the IRS regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See "—Failure to Qualify."

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and the stockholder level) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm's-length basis. Eighth, if we acquire any asset, which is defined as a "built-in gain asset" from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the "recognition period," beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations Section 1.337(d)-7(c)(5).

        Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

        Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupance only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

        The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles us to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

        Prohibited Transactions.    We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT markets a proper election to treat the property as foreclosure property.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Beginning on January 1, 2001, foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We may operate a qualified healthcare facility, acquired in this manner for two years or longer if an extension is granted. We own one property with respect to which we have made foreclosure property elections. Properties that are taken back in a foreclosure or bankruptcy and operated for our own account are treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties is "good income" for purposes of the annual REIT income tests. Once this election is made on the tax return, it is "good" for a period of three years, or until the properties are no longer operated for our own account. An election to extend the foreclosure status period for an additional three years can be made. In all cases of the foreclosure property, we utilize an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operate facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilize an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes will increase the risk that we will fail to qualify as a REIT. Through our 2002 taxable year, we have not paid any tax on our foreclosure property because those properties have been producing losses. However, in the future, our income from foreclosure property could be significant and we could be required to pay a significant amount of tax on that income.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purpose, or the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        TRS Income.    A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have made TRS elections with respect to Bayside Street II, Inc. and one of our wholly-owned subsidiaries that owned all of the preferred stock of Omega Worldwide. Those entities will pay corporate income tax on their taxable income and their after-tax next income will be available for distribution to us.

        Failure to Satisfy Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

        Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

        We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C Corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

        If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

        Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year;

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  95% of our REIT capital gain income for such year; and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

        The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

Failure to Qualify

        If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

Other Tax Matters

        We own and operate a number of properties through qualified REIT subsidiaries, "QRSs". The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus under the heading "Taxation of Omega," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

        In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxation of Stockholders

        Taxation of Domestic Stockholders.    As long as we qualify as a REIT, if you are a taxable US stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

        In general, any loss upon a sale or exchange of shares by you, if you have held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by you as long-term capital gain.

Backup Withholding

        Assuming that you are a US stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:

  •
  are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

  •
  provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See "—Taxation of Stockholders—Taxation of Foreign Stockholders."

        Treatment of Tax-Exempt Stockholders.    If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute "unrelated business taxable income," or UBTI, unless you have borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT's distributions as UBTI. This requirement will apply only if:

  •
  the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts; and

  •
  the REIT is "predominantly held" by qualified trusts.

        A REIT is predominantly held if either:

  •
  a single qualified trust holds more than 25% by value of the REIT interests; or

  •
  one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

        A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.

        Taxation of Foreign Stockholders.    The rules governing US federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-US Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-US Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

        If you are a Non-US Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of US real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

        However, if income from the investment in the shares is treated as effectively connected with your conduct of a US trade or business, you generally will be subject to a tax at graduated rates, in the same manner as US stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold US income tax at the rate of 30% on the gross amount of any distributions made to you unless:

  •
  a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

  •
  you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of US real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of US real property interests are taxed to you as if the gain were effectively connected with a US business. You would thus be taxed at the normal capital gain rates applicable to US stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability.

        Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," although there can be no assurance that we will retain that status. If we are not "domestically controlled," gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:

  •
  investment in the shares is effectively connected with your US trade or business, in which case you will be subject to the same treatment as US stockholders with respect to the gain; or

  •
  you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

        If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as US stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        If the proceeds of a sale of shares by you are paid by or through a US office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-US status or otherwise establish an exemption. Generally, US information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the US through a non-US office of a non-US broker. US information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the US if:

  •
  the payment is made through an office outside the US of a broker that is: (a) a US person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the US; or (c) a "controlled foreign corporation" for US federal income tax purposes; and

  •
  the broker fails to initiate documentary evidence that you are a Non-US Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Other Tax Consequences

New Legislation

        On May 28, 2003, President George W. Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

  •
  your long-term capital gains, if any, recognized on the disposition of our shares;

  •
  our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

  •
  our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries (i.e., a TRS); and

  •
  our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

        Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective holders of our preferred stock should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

        We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

SELLING STOCKHOLDER

        Our shares of common stock to which this prospectus relates are being registered for resales by the selling stockholder. The selling stockholder is Explorer Holdings, L.P. As of the date of this prospectus, Explorer is the beneficial owner of 18,118,246 shares of our common stock, or approximately 41.5% of our outstanding common stock. Explorer is our largest stockholder, and its designees currently hold four of ten seats on our board of directors. As described under "Explorer Relationship and Related Transactions," we recently completed an offering of 4,739,500 shares of our Series D preferred stock. In connection with that offering, we used approximately $102.1 million of the net proceeds of the offering to repurchase 700,000 shares of the company's Series C preferred stock from Explorer, and Explorer converted its remaining 348,420 shares of Series C preferred stock into 5,574,720 shares of our common stock.

        The selling stockholder also may transfer, donate or distribute the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholder may resell all, a portion or none of such shares of common stock from time to time. The table below sets forth with respect to the selling stockholder, based upon information available to us as of February 11, 2004, the number of shares of common stock beneficially owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding common stock that will be owned after the sale of the registered shares of common stock assuming the sale of all of the registered shares of common stock under this prospectus and all other currently effective prospectuses. The information with respect to ownership after the offering assumes the sale of all of the shares offered and no purchases of additional shares.

					Number of Shares of Common Stock To Be Owned After Offering
Name	Number of Shares of Common Stock Owned		Number of Shares of Common Stock Which May Be Offered
					Number	Percent
Explorer Holdings, L.P.	18,118,246	(1)	18,118,246	(1)	0	0%

(1)
Donald J. McNamara and Daniel A. Decker, two of our directors, are the general partners of Hamstead Investment Partners III, L.P. Hampstead is the only member of Explorer Holdings GenPar, LLC, the sole general partner of Explorer. Due to this relationship, Messrs. McNamara and Decker may be deemed to beneficially own the shares owned by Explorer. Messrs. McNamara and Decker disclaim beneficial ownership of all shares owned by Explorer.

PLAN OF DISTRIBUTION

        We are registering shares of common stock on behalf of the selling stockholder. As used in this section of the prospectus, the term "selling stockholder" includes the selling stockholder named in the table above and any of its pledgees, donees, transferees or other successors-in-interest who receive shares offered hereby from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

        All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling stockholder. We have agreed to indemnify and hold the selling stockholder harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholder of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        The selling stockholder may sell under this prospectus the shares at different times. The selling stockholder will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on the New York Stock Exchange or any national securities exchange or quotation system on which the shares of common stock may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

  •
  fixed prices, which may be changed;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        The shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus and applicable law:

  •
  a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

  •
  an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

  •
  a privately negotiated transaction;

  •
  an underwritten offering;

  •
  on a securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

  •
  through the writing of options relating to such shares;

  •
  through the settlement of short sales; or

  •
  through a combination of the above methods of sale.

        In connection with sales of the shares, any selling stockholder may:

  •
  enter into and cover hedging transactions with broker-dealers, that may in turn engage in short sales of the shares in the course of hedging the positions they assume;

  •
  sell short and deliver shares to close out the short positions; or

  •
  loan or pledge shares to broker-dealers that in turn may sell the shares.

        We have been advised by the selling stockholder that it has not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with underwriters or broker-dealers regarding the sale of its shares, nor have we been advised that there is an underwriter or broker-dealer acting as of the date of this prospectus in connection with the proposed sale of the shares by the selling stockholder.

        The selling stockholder may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of the shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers.

        The selling stockholder and any broker-dealers that participate with the selling stockholder in the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

        The selling stockholder and any broker-dealer that may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act may be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of its obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. Such requirement may be satisfied by delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

        We have informed the selling stockholder that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, may apply to its sales in the market.

        The selling stockholder also may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided it meets the criteria and conforms to the requirements of such exemption.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        In addition, upon receiving notice from a selling stockholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered hereby have been passed upon for us by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

EXPERTS

        Our consolidated financial statements and financial statement schedules for the year ended December 31, 2002 included in our Current Report on Form 8-K dated February 5, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses to be paid in connection with the common stock being registered, all of which will be paid by Omega Healthcare Investors, Inc. (on behalf of itself and Explorer) in connection with this offering. All amounts are estimates except for the registration fee.

SEC Registration Fee	$24,104
Accounting Fees and Expenses	50,000
Legal Fees and Expenses	250,000
Printing Expenses	50,000
Miscellaneous	25,000

Total	399,104

Item 15. Indemnification of Directors and Officers

        The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

        Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnity is permitted only for reasonable expenses and not with respect to any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

        The company has entered into indemnity agreements with the officers and directors of the company that provide that the company will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the company.

        Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 16. Exhibits

Exhibit Number	Description
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby (to be filed by amendment).
8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters (to be filed by amendment).
23.1	Consent of Ernst & Young LLP (filed herewith).
24.1	Power of Attorney (included on signature page).

Item 17. Undertakings

(a)
(1)   The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Timonium, State of Maryland, on this 11th day of February, 2004.

OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ C. TAYLOR PICKETT C. Taylor Pickett Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to the within registration statement and to file the same, will all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 11, 2004.

Signature	Title

/s/ C. TAYLOR PICKETT C. Taylor Pickett	Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT O. STEPHENSON Robert O. Stephenson	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DANIEL A. DECKER Daniel A. Decker	Director
/s/ THOMAS W. ERICKSON Thomas W. Erickson	Director

/s/ THOMAS F. FRANKE Thomas F. Franke	Director
/s/ HAROLD J. KLOOSTERMAN Harold J. Kloosterman	Director
/s/ BERNARD J. KORMAN Bernard J. Korman	Director
/s/ EDWARD LOWENTHAL Edward Lowenthal	Director
Christopher W. Mahowald	Director
/s/ DONALD J. MCNAMARA Donald J. McNamara	Director
/s/ C. TAYLOR PICKETT C. Taylor Pickett	Director
Stephen D. Plavin	Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby (to be filed by amendment).
8.1	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters (to be filed by amendment).
23.1	Consent of Ernst & Young LLP (filed herewith).
24.1	Power of Attorney (included on signature page).

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TABLE OF CONTENTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
OMEGA HEALTHCARE INVESTORS, INC.
EXPLORER RELATIONSHIP AND RELATED TRANSACTIONS
RECENT DEVELOPMENTS
RISK FACTORS
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX